                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

 PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant / /

Filed by a Party other than the Registrant /X/

Check the appropriate box:

     / /  Preliminary Proxy Statement

     / /  Confidential,  for Use of the  Commission  Only (as  permitted by Rule
          14a-6(e)(2))

     / /  Definitive Proxy Statement

     / /  Definitive Additional Materials

     /X/  Soliciting Material Under Rule 14a-12

                         FRIENDLY ICE CREAM CORPORATION
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                (Name of Registrant as Specified in Its Charter)

                               THE LION FUND L.P.
                              BIGLARI CAPITAL CORP.
                              WESTERN SIZZLIN CORP.
                                 SARDAR BIGLARI
                                PHILIP L. COOLEY
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    (Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     /X/  No fee required.

     / /  Fee  computed on table below per Exchange  Act Rules  14a-6(i)(1)  and
0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit  price  or other  underlying  value of  transaction  computed pursuant to Exchange  Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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     / /  Fee paid previously with preliminary materials:

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     / /  Check box if any part of the fee is offset as provided by Exchange Act
Rule  0-11(a)(2)  and identify the filing for which the  offsetting fee was paid previously.  Identify the previous filing by registration  statement  number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

                                        2

            The Lion  Fund  L.P.  (the  "Lion  Fund"),  together  with the other participants  named herein,  is filing materials  contained in this Schedule 14A with the  Securities  and Exchange  Commission  ("SEC") in  connection  with the anticipated  solicitation  of  proxies  for  the  election  of two  nominees  as directors at the 2007 annual meeting of stockholders  (the "Annual  Meeting") of
Friendly Ice Cream Corporation  ("Friendly").  The Lion Fund has not yet filed a proxy statement with the SEC with regard to the Annual Meeting.

            Item 1: On January 2, 2007, Sardar Biglari and Western Sizzlin Corp.
issued the following press release:

PRESS RELEASE

  SARDAR BIGLARI ISSUES STATEMENT; LION FUND GROUP AND FRIENDLY ICE CREAM CORP.
                    UNABLE TO REACH AGREEMENT ON BOARD SEATS

         ROANOKE, Va., Jan. 2 /PRNewswire-FirstCall/ -- Sardar Biglari, Chairman
of The Lion Fund, L.P. and Western  Sizzlin Corp.  (OTC Bulletin  Board:  WSZL -
News), issued the following statement:

         On September 20, 2006, we asked the Friendly Ice Cream Corp. (Amex: FRN
- News) for two board seats in order for us to serve the best  interests  of all shareholders.  Three months later,  on December 20, 2006, the company offered us two board seats with a major restriction which would limit our ability to act in the best interests of the company's stockholders. In light of the company's poor performance  and total  disregard  for proper  corporate  governance,  we cannot accept restrictions on our ability to hold the existing board and its management accountable for the company's performance.  Nevertheless,  on December 21, 2006, we informed the company  that we would  accept its offer,  but only if the board agreed to place a binding management  proposal on the 2007 annual meeting agenda to  declassify  the board,  that is, to make the  election of the entire board a yearly  occurrence.  This change would  represent a  significant  start  towards improving  the  corporate  governance  of  the  company  and  making  the  board answerable to the stockholders, the true owners of the company.

         Research  indicates that a classified  board  diminishes the value of a company because that system obstructs directors' accountability to shareholders.
Unfortunately,  earlier  today,  the board rejected our  recommendation  with no clear  explanation of its refusal to declassify  the staggered  board -- another marker of its poor business judgment.

         The cost of an  entrenched  board is  weighing  heavily  on  Friendly's value.  If the  board  were  concerned  about  acting  in the best  interest  of shareholders,  it would have already  acted on our previous  request to grant us two board  seats  without  restrictions,  or the board would have  accepted  our recommendation to put the declassification of the board to a binding shareholder proposal.  Either  action  would  have  avoided a costly and  distracting  proxy battle,  which as a last resort we are now forced to wage. We are confident that stockholders will support  constructive  change when we seek their votes in 2007 to elect our  director  nominees.  No rhetoric  can  overcome the record of this board. We own; we care.

         THIS  COMMUNICATION  IS NOT A SOLICITATION OF A PROXY WHICH MAY BE DONE
ONLY PURSUANT TO A DEFINITIVE PROXY STATEMENT.  STOCKHOLDERS ARE ADVISED TO READ
THE PROXY STATEMENT AND OTHER DOCUMENTS  RELATED TO THE  SOLICITATION OF PROXIES
BY THE LION FUND L.P.,  BIGLARI  CAPITAL CORP.,  WESTERN  SIZZLIN CORP.,  SARDAR
BIGLARI  AND  PHILIP L.  COOLEY  FROM THE  SHAREHOLDERS  OF  FRIENDLY  ICE CREAM
CORPORATION, FOR USE AT ITS 2007 ANNUAL MEETING OF STOCKHOLDERS WHEN THEY BECOME
AVAILABLE BECAUSE THEY WILL CONTAIN  IMPORTANT  INFORMATION.  WHEN COMPLETED,  A
DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF
FRIENDLY  ICE  CREAM  CORPORATION  AND WILL BE  AVAILABLE  AT NO  CHARGE  AT THE
SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION,

COPIES OF THE PROXY  STATEMENT  AND OTHER  DOCUMENTS  WILL BE  PROVIDED  WITHOUT
CHARGE  UPON  REQUEST.  REQUESTS  FOR  COPIES  SHOULD BE  DIRECTED  TO OUR PROXY
SOLICITOR,  MORROW & CO.,  INC. AT ITS  TOLL-FREE  NUMBER  (800)  607-0088.  THE
PARTICIPANTS IN THE PROXY SOLICITATION ARE ANTICIPATED TO BE THE LION FUND L.P.,
BIGLARI  CAPITAL  CORP.,  WESTERN  SIZZLIN  CORP.,  SARDAR BIGLARI AND PHILIP L.
COOLEY (THE "PARTICIPANTS").  INFORMATION REGARDING CERTAIN OF THE PARTICIPANTS,
INCLUDING THEIR DIRECT OR INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE,
IS CONTAINED IN THE SCHEDULE 13D FILED BY THEM WITH THE  SECURITIES AND EXCHANGE
COMMISSION ON AUGUST 7, 2006 WITH RESPECT TO FRIENDLY ICE CREAM CORPORATION,  AS
AMENDED,  MOST RECENTLY ON DECEMBER 18, 2006. THAT SCHEDULE 13D, AS AMENDED,  IS
CURRENTLY  AVAILABLE AT NO CHARGE ON THE  SECURITIES  AND EXCHANGE  COMMISSION'S
WEBSITE AT  HTTP://WWW.SEC.GOV.  AS OF JANUARY 2, 2007, EACH OF THE PARTICIPANTS
MAY BE DEEMED TO BENEFICIALLY  OWN 1,182,388  SHARES OF COMMON STOCK OF FRIENDLY
ICE CREAM CORPORATION.  EACH OF THE PARTICIPANTS  DISCLAIMS BENEFICIAL OWNERSHIP
OF SUCH SHARES EXCEPT TO THE EXTENT OF HIS/ITS PECUNIARY INTEREST THEREIN.

Source: Western Sizzlin Corp.

            Item 2: On or around December 13, 2006, Sardar Biglari delivered the following letter to the shareholders of Friendly:

                               THE LION FUND, L.P.
                        9311 SAN PEDRO AVENUE, SUITE 1440
                            SAN ANTONIO, TEXAS 78216
                            TELEPHONE (210) 344-3400
                               FAX (210) 344-3411

SARDAR BIGLARI, CHAIRMAN

                                December 13, 2006

Dear Fellow Shareholder:

         On December  11, 2006, I notified the Chairman of the Board of Friendly
Ice Cream Corp.  that the board's  proposed offer of one board seat to our group was not acceptable and included unwarranted  constraints upon which the proposed offer was tendered. I have enclosed a copy of my letter, along with the proposal presented by the board.  In my reply to Mr. Smith,  I explained that the board's proposal was  unreasonable  because it sought to  marginalize  our influence and nullify any constructive ideas we may offer to enhance shareholder value.

         Subsequent  to my letter,  Mr.  Smith issued a letter that I believe is
full  of  inaccuracies  and   inconsistencies   and  is  intended  to  misinform
shareholders.  One sample will paint the picture  and  illustrate  his errors of omission.  I ask you to read the  board's  proposal  carefully  and  examine Mr.
Smith's  assertion,  "Our offer to Mr. Biglari contained  customary  conditions.
Each of our current  directors  was prepared to agree to these  conditions."  In actuality,  the conditions are far from  customary.  Furthermore,  the statement ignores the fact that four of the five board  members  have almost no  financial interest in the company.  Only truly independent  individuals with a significant investment in the company would care about their ability to serve unimpeded. The conditions  proposed by the board  represent an attempt to block positive change at Friendly's. Clearly, it is time for new leadership.

         As I indicated in my previous letter,  we will present you with all the facts  throughout the process of our seeking two board seats.  We will treat you with straightforwardness and integrity -- the way we would want to be treated if our roles were reversed.

         I look forward to communicating with you over the coming months to keep you informed.  I recommend  that you  periodically  visit our recently  launched website --  enhancefriendlys.com  -- for updates.  Friendly Ice Cream is a great brand,  and the  time has  arrived  to act with a sense  of  urgency  to  create shareholder  value.  We are committed for the long term and dedicated to working tirelessly to ensure the company's success. We look forward to serving YOUR best interests.

                                                 Sincerely,

                                                 /s/ Sardar Biglari

                                                 Sardar Biglari

THIS  COMMUNICATION  IS NOT A  SOLICITATION  OF A PROXY  WHICH  MAY BE DONE ONLY
PURSUANT TO A DEFINITIVE PROXY  STATEMENT.  SHAREHOLDERS ARE ADVISED TO READ THE
PROXY  STATEMENT AND OTHER  DOCUMENTS  RELATED TO SOLICITATION OF PROXIES BY THE
LION FUND L.P., BIGLARI CAPITAL CORP.,  WESTERN SIZZLIN CORP. AND SARDAR BIGLARI
FROM THE SHAREHOLDERS OF FRIENDLY ICE CREAM  CORPORATION,  FOR USE AT ITS ANNUAL
MEETING OF  SHAREHOLDERS  WHEN AND IF THEY BECOME  AVAILABLE  BECAUSE  THEY WILL
CONTAIN  IMPORTANT  INFORMATION.  WHEN  AND IF  COMPLETED,  A  DEFINITIVE  PROXY
STATEMENT  AND A FORM OF PROXY WILL BE MAILED TO  SHAREHOLDERS  OF FRIENDLY  ICE
CREAM  CORPORATION  AND WILL BE  AVAILABLE  AT NO CHARGE AT THE  SECURITIES  AND
EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE
POTENTIAL  PARTICIPANTS  IN A POTENTIAL  PROXY  SOLICITATION IS CONTAINED IN THE
SCHEDULE 13D FILED BY THE LION FUND L.P., BIGLARI CAPITAL CORP., WESTERN SIZZLIN
CORP. AND SARDAR  BIGLARI WITH THE SECURITIES AND EXCHANGE  COMMISSION ON AUGUST
7, 2006 WITH RESPECT TO FRIENDLY ICE CREAM CORPORATION,  AS HERETOFORE  AMENDED,
MOST RECENTLY ON DECEMBER 11, 2006. THAT SCHEDULE 13D, AS AMENDED,  IS CURRENTLY
AVAILABLE AT NO CHARGE ON THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE.

            Item 3: On or around December 11, 2006, Sardar Biglari delivered the following letter to the Chairman of the Board of Directors of Friendly:

                               THE LION FUND, L.P.
                        9311 SAN PEDRO AVENUE, SUITE 1440
                            SAN ANTONIO, TEXAS 78216
                            TELEPHONE (210) 344-3400
                               FAX (210) 344-3411

SARDAR BIGLARI, CHAIRMAN

                                December 11, 2006

Mr. Donald N. Smith
Chairman of the Board
Friendly Ice Cream Corp.
1855 Boston Road
Wilbraham, Massachusetts 01095

Dear Don:

         We are  disappointed  with the  actions  of the Board of  Directors  of
Friendly  Ice Cream  Corp.  We do not  believe the board offer of one board seat encumbered  with a number of  stipulations  (see Exhibit A) and with the obvious objective of diluting our influence is good  business,  good  judgment,  or good governance.

         Subsequent to our acquisition of a large position in Friendly Ice Cream
Corp.'s common stock,  both its bond and stock prices have risen to a level that reflects the  anticipation of change.  Any offer that strips us of our rights we must reject.  The restrictions  that the offer would impose on us include:

     o   An  attempt  to  prevent  us  from   engaging  in   transactions   with
         shareholders  -- without board  approval -- for a period of three years after serving as directors.
     o   An attempt to require  that for three years after  serving as directors we support  and vote in favor of future  proposals  -- without  knowing what they are -- which would destroy our independence.
     o   An  attempt  to  prevent  us  from  supporting  other  shareholders  in opposition to any matter recommended by the board for three years after serving as directors.
     o   An  attempt  to limit us to one board  seat,  which  would  hamper  our ability to foster intelligent  discussion on the board by preventing us from getting a second to our motions.
     o   An attempt to require our resignation if our ownership is reduced below
         10% would subject us to a stipulation  that does not apply to any other director.

         With the  proposed  restrictions,  we would  be  marginalized  as board members,  and  shareholders  will get more of the same -  strategies  that  have destroyed  shareholder  wealth.  No other director has a financial  stake in the company as  significant  as ours, and all have failed thus far in their capacity as stewards of shareholders' capital.

         As the largest stockholder,  we are not being unreasonable to ask for a minority  position  on the  board,  namely  two  board  seats.  It is also  most unfortunate that the current board would rather cost  shareholders more money to fight a proxy  battle  that we are  confident  of  winning,  than having our two nominees on the board.  I make that  statement  not to impress you but rather to impress upon you that  shareholders  are voicing their  support.  Our plan is to help the company, and the cost of this battle, in our judgment,  is not as great as the  potential  losses we all  could  endure  through  more  board  errors of omission and commission.

         Dr. Philip L. Cooley -- Lion Fund director and Vice Chairman of Western
Sizzlin -- and I have the experience to serve knowledgeably and judiciously.  We would be constructive  contributors on the board.  Shareholders  are intelligent enough to realize that a fresh and sound  perspective by  financially  committed board members is essential  after the  company's  dismal  performance  under the current board's watch.  Friendly's is too important to its  shareholders and its community  for us not to pursue our two board  seats  without  the  handicap  of unreasonable restrictions.

         We are principled in our pursuit, and we will not waver in our resolve.

                                                 Sincerely,

                                                 /s/ Sardar Biglari

                                                 Sardar Biglari

                                    EXHIBIT A

                         FRIENDLY ICE CREAM CORPORATION
           OUTLINE OF PROPOSED TERMS FOR SARDAR BIGLARI/THE LION FUND
                              BOARD REPRESENTATION
                                DECEMBER 7, 2006

O      INCREASE SIZE OF BOARD;  BIGLARI BOARD SEAT.  The Company will expand the size of the Board of Directors from five to seven members, increasing the number of Class III Directors  (term  expiring in 2009) from one to three members.  The Class III members will  consist of Don Smith;  Biglari or a mutually  agreeable  designee  (the "Biglari  Director");  and a designee appointed by the present  members of the Board of Directors.  The Biglari
       Director  will be  appointed  effective  five  business  days  after  the execution of definitive settlement agreement.

O      APPOINTMENT OF BIGLARI DIRECTOR TO AUDIT COMMITTEE.  The Biglari Director
       will be offered  membership on the Company's Audit Committee,  subject to satisfaction of applicable qualification and independence standards.

O      ADDITIONAL AGREEMENTS.  For so long as the Biglari Director is serving on the Board and for a period of three years thereafter, neither Biglari nor any of his affiliates  shall:  (i) solicit or participate  in, or support others  in, any  solicitation  of  proxies  in  opposition  to any matter recommended  by the  Board,  (ii)  engage  in any  transactions  with the
       Company or its shareholders without the Board's consent, and (iii) use or promote the use of the assets of the Company,  directly or indirectly, to purchase  the  securities  or  assets of any  other  company  that is not approved  by a majority  of the other  directors.  For the same period of time,  Biglari  and his  affiliates  will  support  and  vote in favor of proposals  recommended  by the Board and slates of nominees for directors recommended by the Board.

O      RESIGNATION.  The Biglari Director will immediately resign from the Board if at any time his beneficial  ownership of the Company's common stock is reduced below 10% of the total number of shares outstanding.

O      NO DISPARAGEMENT. The Company will agree not to disparage Biglari and his affiliates,  and Biglari and his  affiliates  agree not to disparage  the
       Company and its management.

O      MUTUAL  RELEASES.  Biglari and his  affiliates,  on the one hand, and the
       Company,  on the other hand, will exchange mutual general releases (other than for the parties' respective obligations going forward).

O      DEFINITIVE  AGREEMENT.  This  proposal  is subject to the  execution  and delivery of a mutually  satisfactory  definitive agreement containing the terms set forth in this outline and such other  provisions as the parties may agree upon.

O      NO WAIVER. The foregoing outline of terms shall not be deemed a waiver of any rights or defenses  that the Company may have  against The Lion Fund,
       Sardar Biglari, Philip Cooley or any of their affiliates, and the Company reserves all of its rights.

            Item 4: On or around December 4, 2006,  Sardar Biglari delivered the following letter to the shareholders of Friendly:

                               THE LION FUND, L.P.
                        9311 SAN PEDRO AVENUE, SUITE 1440
                            SAN ANTONIO, TEXAS 78216
                            TELEPHONE (210) 344-3400
                               FAX (210) 344-3411

SARDAR BIGLARI, CHAIRMAN

                                December 4, 2006

Dear Fellow Shareholder:

         I want to express to you my concerns about Friendly Ice Cream Corp. and its current Board of Directors.  I represent a group (composed of The Lion Fund,
L.P.,  Biglari Capital Corp.,  Western  Sizzlin Corp.,  and Sardar Biglari) that owns approximately 15% of the outstanding common stock of Friendly's,  making us the largest  shareholder of the company.  We believe that now is a critical time for  Friendly's  and that change must be made at the board level.  However,  our efforts to discuss  representation  with the board have been  fruitless.  We are therefore appealing to you, the owners of Friendly's.

         The optimal avenue to achieve good corporate governance and to envision wise means to enhance long-term value is to place very significant  shareholders on the board to ensure a proper alignment of interests between the board and the shareholders.

         Our concerns over Friendly's arise from its poor corporate  governance, poor  operational  performance,  poor stock  performance,  and its weak  balance sheet. To illustrate,  the company's escalating legal costs directly result from poor  judgment  on  corporate  governance  issues,  which  has led to  extensive litigation.  Good corporate governance  contributes to good corporate health. If you are a long-term  stockholder,  you care about the health of the corporation,
which  cares  about  all  of  its  constituencies  --  franchisees,   employees,
creditors,  customers,  and  shareholders.  Good  corporate  health will support long-term  shareholder  value  creation,  the  ultimate  objective of a company.
Friendly's must make better capital allocation decisions and improve its capital structure if it is going to survive and then thrive.

         Towards that end, our group intends to nominate Dr. Philip L. Cooley --
Lion Fund director and Western Sizzlin's Vice Chairman -- and me for election to
Friendly's  board at the next annual meeting of shareholders to be held in 2007.
We are taking the pro-active  approach  because we believe it is time for change at Friendly's  and we see  opportunities  -- set in motion by sound change -- to create  tremendous  value.  We believe  the company  has not  achieved  its full potential. But to reach that potential requires forward-looking leadership.

         We seek  alteration  in the  composition  of the Board of  Directors to provide  greater  presence of directors who are autonomous and who therefore are able to represent the best interests of all stockholders. As directors, Phil and
I would be technically and psychologically independent.

        Over the coming months we will be  communicating  with you regarding our ideas for Friendly's. Our Web site, www.enhancefriendlys.com,  will be the prime source of information that we will communicate to you on important matters.  Our guideline  is to tell you the facts that we would want to know if our roles were reversed.  We are applying this principle in our communications with you now and will apply no lower  standard  when we serve as stewards of your  capital in our role as board  members.  Shareholders  are entitled to no lesser  standards  and consideration;  all  shareholders of Friendly's  should be treated  equally.  We encourage  shareholders  to visit  our Web  site  regularly  and to share  their thoughts with us about Friendly's.

        We look forward to serving your best interests.

                                                 Sincerely,

                                                 /s/ Sardar Biglari

                                                 Sardar Biglari

THIS  COMMUNICATION  IS NOT A  SOLICITATION  OF A PROXY  WHICH  MAY BE DONE ONLY
PURSUANT TO A DEFINITIVE PROXY  STATEMENT.  SHAREHOLDERS ARE ADVISED TO READ THE
PROXY  STATEMENT AND OTHER  DOCUMENTS  RELATED TO SOLICITATION OF PROXIES BY THE
LION FUND L.P., BIGLARI CAPITAL CORP.,  WESTERN SIZZLIN CORP. AND SARDAR BIGLARI
FROM THE SHAREHOLDERS OF FRIENDLY ICE CREAM  CORPORATION,  FOR USE AT ITS ANNUAL
MEETING OF  SHAREHOLDERS  WHEN AND IF THEY BECOME  AVAILABLE  BECAUSE  THEY WILL
CONTAIN  IMPORTANT  INFORMATION.  WHEN  AND IF  COMPLETED,  A  DEFINITIVE  PROXY
STATEMENT  AND A FORM OF PROXY WILL BE MAILED TO  SHAREHOLDERS  OF FRIENDLY  ICE
CREAM  CORPORATION  AND WILL BE  AVAILABLE  AT NO CHARGE AT THE  SECURITIES  AND
EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE
POTENTIAL  PARTICIPANTS  IN A POTENTIAL  PROXY  SOLICITATION IS CONTAINED IN THE
SCHEDULE 13D FILED BY THE LION FUND L.P., BIGLARI CAPITAL CORP., WESTERN SIZZLIN
CORP. AND SARDAR  BIGLARI WITH THE SECURITIES AND EXCHANGE  COMMISSION ON AUGUST
7, 2006 WITH RESPECT TO FRIENDLY ICE CREAM CORPORATION,  AS HERETOFORE  AMENDED,
MOST RECENTLY ON NOVEMBER 22, 2006. THAT SCHEDULE 13D, AS AMENDED,  IS CURRENTLY
AVAILABLE AT NO CHARGE ON THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE.

                                     *   *   *   *

                 CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

            The Lion  Fund  L.P.  (the  "Lion  Fund"),  together  with the other participants  named  herein,  intends  to make a  preliminary  filing  with  the
Securities  and  Exchange  Commission  ("SEC")  of  a  proxy  statement  and  an accompanying  proxy card to be used to  solicit  votes for the  election  of its director  nominees at the 2007 annual  meeting of  stockholders  of Friendly Ice
Cream Corporation, a Massachusetts corporation (the "Company").

            THE LION FUND  ADVISES ALL  STOCKHOLDERS  OF THE COMPANY TO READ THE
PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE  BECAUSE THEY
WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO
CHARGE  ON  THE  SEC'S  WEB  SITE  AT   HTTP://WWW.SEC.GOV.   IN  ADDITION,  THE
PARTICIPANTS  IN THE  PROXY  SOLICITATION  WILL  PROVIDE  COPIES  OF  THE  PROXY
STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO
THE PARTICIPANTS' PROXY SOLICITOR,  MORROW & CO., AT ITS TOLL-FREE NUMBER: (800)
607-0088.

            The participants in the proxy solicitation are anticipated to be The
Lion Fund L.P., a Delaware limited  partnership,  Biglari Capital Corp., a Texas corporation,  Western Sizzlin Corp., a Delaware corporation,  Sardar Biglari and
Philip L. Cooley (the "Participants").

            Each of the Participants may be deemed to be the beneficial owner of
1,182,388 shares of Common Stock of the Company.  The Participants  specifically disclaim  beneficial  ownership  of such  shares of Common  Stock  except to the extent of their pecuniary interest therein.